Exhibit 99.2
Quarles & Brady LLP
Firm State Bar No. 00443100
Renaissance One
Two North Central Avenue
Phoenix, AZ  85004-2391
TELEPHONE 602.229.5200
Proposed Attorneys for Debtors and Debtors-in-Possession

John A. Harris (#014459)
john.harris@quarles.com
Robert P. Harris (#011523)
robert.harris@quarles.com
Lori L. Winkelman (#021400)
lori.winkelman@quarles.com
Jason D. Curry (#026511)
jason.curry@quarles.com

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF ARIZONA

In re:
SKYMALL, LLC,
Debtor.

Joint Administration pending with:

XHIBIT CORP.,
XHIBIT INTERACTIVE, LLC,
FLYREPLY CORP.,
SHC PARENT CORP.,
SPYFIRE INTERACTIVE, LLC,
STACKED DIGITAL, LLC, and
SKYMALL INTERESTS, LLC.

In Proceedings Under Chapter 11
Case No. 2:15-bk-00679-BKM

Joint Administration pending with
Case Nos.:
2:15-bk-00680-MCW
2:15-bk-00682-MCW
2:15-bk-00684-DPC
2:15-bk-00685-MCW
2:15-bk-00686-MCW
2:15-bk-00687-GBN
2:15-bk-00688-EPB

This Pleading applies to: ☑ All Debtors ☐ Specified Debtors	DECLARATION OF SCOTT WILEY IN SUPPORT OF FIRST DAY MOTIONS

I, Scott Wiley, hereby declare, under penalty of perjury of the laws of the United States as follows:

1. I am the Chief Financial Officer (“CFO”) and Acting Chief Executive Officer (“Acting CEO”) of Xhibit Corp. (“Xhibit”).  I have been the CFO of Xhibit, Xhibit Interactive, LLC, FlyReply Corp., SpyFire Interactive, LLC, and Stacked Digital, LLC since September 11, 2013.  I have been the CFO of SkyMall, LLC (“SkyMall”), SkyMall Interests, LLC, and SHC Parent Corp. (collectively, the “SkyMall Companies”) since October 5, 2009.  I became the Acting CEO of Xhibit and SkyMall on November 16, 2014, after the resignation of Kevin Weiss, the former Chief Executive Officer.
2. Xhibit Interactive, LLC is managed by its Manager, Xhibit. SpyFire Interactive, LLC is managed by its Manager, Xhibit Interactive, LLC.  Stacked Digital, LLC is managed by its Manager, Xhibit Interactive, LLC.
3. I am authorized to make this Declaration on behalf of Debtors, SkyMall; Xhibit; Xhibit Interactive, LLC; FlyReply Corp.; SHC Parent Corp.; SpyFire Interactive, LLC; Stacked Digital, LLC; and SkyMall Interests, LLC (collectively, the “Debtors”), either as a duly authorized officer, or as a designated representative.
4. I make this Declaration in connection with the Debtors’ voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code filed on January 22, 2015 (the “Petition Date”).  I am familiar with the Debtors and their general business and financial affairs.  The factual statements in this Declaration are true and accurate to the best of my knowledge, information and belief.
5. It is the practice and procedure of the Debtors to maintain business records and to record transactions, acts, conditions, or events concerning the Debtors.  The Debtors rely on those business records in connection with their business affairs.  The business records are created and maintained by the Debtors as part of their regular business practices in the ordinary course of their business.  All such business records are made by persons with knowledge of the relevant facts, or made from information transmitted by persons with knowledge of the relevant facts, at or near the time of the relevant acts, events, or conditions to which the business records relate.  I rely on these business records in fulfilling my role as CFO and Acting CEO of Xhibit and SkyMall.  The statements made herein are based on my personal knowledge of the events or the facts at issue and/or my review of relevant business records.

6. This Declaration is submitted in support of the factual allegations contained in the following motions and applications filed by the Debtors (collectively, the “First Day Pleadings”):

•	Motion For Orders (I) Authorizing Bidding Procedures And Auction, (II) Scheduling Sale Hearing And Approving Notice Thereof, (III) Authorizing Sale Of Assets, And (IV) Granting Related Relief;

•	Emergency Application For Entry Of An Order Under 11 U.S.C. § 327(a) Authorizing The Retention Of Quarles & Brady LLP As Bankruptcy and Restructuring Counsel;

•	Emergency Application For Entry Of An Order Under 11 U.S.C. §§ 327 and 328 Authorizing The Retention Of CohnReznick Capital Market Securities, LLC As Investment Banker;

•
Emergency Motion For Interim And Final Orders Under 11 U.S.C. §§ 105(a), 345 And 363: (A) Authorizing Maintenance And Use Of Debtors’ Existing Bank Accounts, Cash Management System, Credit Card Processing System, And Business Forms; And (B) Waiving Investment And Deposit Requirements;

•
Emergency Motion For Order Authorizing The Debtors To (A) Continue Prepetition Insurance Coverage, (B) Maintain Premium Financing Agreements And (C) Otherwise Honor Prepetition Obligations Related Thereto;

•	Emergency Motion For An Order Under 11 U.S.C §§ 105, 363, and 507 Authorizing Debtors to Continue To Pay Prepetition Wages, Compensation And Honor Employee Benefit Plans And Programs;

•
Emergency Motion For Entry Of Interim And Final Orders Under 11 U.S.C. § 366 Determining Adequate Assurance Of Payment For Future Utility Services And Establishing Determination And Objection Procedures;

•	Emergency Motion for Order Authorizing and Directing (1) Joint Administration, (2) Transferring Assignment of Cases to Same Judge, and (3) Use of a Consolidated Caption;

•	Motion For Order Establishing Official Service List And Limiting Notice; and

•	Ex Parte Motion For Emergency Hearing On First Day Motions.

7. I have reviewed each of the First Day Pleadings.  The factual statements made in the First Day Pleadings are true and accurate to the best of my knowledge, information, and belief.

Description of the Debtors

Organizational Structure

8. Xhibit, f/k/a NB Manufacturing, Inc., was incorporated on September 19, 2001 in the State of Nevada.  In November 2012, Xhibit changed its name from NB Manufacturing, Inc. to Xhibit Corp.  Xhibit is a publicly traded company whose common shares are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  Xhibit has outstanding approximately 108,232,000 shares of common stock, par value $0.0001 per share, its only outstanding class of equity, held by approximately 176 shareholders of record.  Each of the other Debtors is a 100%-owned direct or indirect subsidiary of Xhibit.  An organization chart of the Debtor entities is attached to this Declaration as Exhibit A, and is incorporated herein by this reference.
9. As a public company, Xhibit files regular reports with, and as required by, the Securities and Exchange Commission (collectively, the “SEC Filings”).  Xhibit’s SEC Filings are public records and they contain discussions of the history, organization, and business and financial background of Xhibit and the other Debtors.
10. Xhibit is the sole equity holder of each of Xhibit Interactive, LLC (“Interactive”), a Nevada limited liability company, FlyReply Corp. (“FlyReply”), a Nevada corporation, and SHC Parent Corp. (“SHC”), a Delaware corporation.1

1           On May 16, 2013, Xhibit entered into an Agreement and Plan of Merger (the “SHC Merger Agreement”), among Xhibit, Project SMI Corp., a Delaware corporation and formerly a wholly-owned subsidiary of Xhibit (“SMI Merger Sub”), SHC, and TNC Group, Inc., an Arizona corporation and “Stockholder Representative” for the SHC stockholders.  Pursuant to the terms of the SHC Merger Agreement, on May 16, 2013, SMI Merger Sub merged with and into SHC (the “SHC Merger”), with SHC surviving the merger as a wholly-owned subsidiary of Xhibit.

11. Interactive is the sole equity holder of each of SpyFire Interactive, LLC (“SpyFire”), a Nevada limited liability company, Stacked Digital, LLC (“Stacked”), a Washington limited liability company, and Xhibit d.o.o. (“Bosnian Sub”), a Bosnian entity that is currently being liquidated through Bosnian insolvency proceedings.2
12. SHC is the sole equity holder of SkyMall Interests, LLC (“Interests”), a Delaware limited liability company.  Interests is the sole equity holder of SkyMall, a Delaware limited liability company.

The SkyMall Business

13. During 2014, substantially all of the Debtors’ consolidated revenues were generated by SkyMall and its wholly-owned subsidiary, SkyMall Ventures, LLC (“Ventures”).  Since its founding in 1989, SkyMall has developed a retail business as a multi-channel, direct marketer offering a wide array of merchandise from numerous direct marketers and manufacturers through the SkyMall catalog and its website, SkyMall.com (the “SkyMall Business”).  SkyMall’s retail operations were conducted through two primary channels, (a) through the SkyMall in-flight shopping catalog carried in the seat-back pocket on the aircraft of large U.S.-based airlines, and (b) through direct mail catalogs and the SkyMall website (“SkyMall.com”).  SkyMall does not maintain substantial amounts of product inventory, but, instead, principally serves as a distribution channel for manufacturers, distributors and other product aggregators that want to reach SkyMall’s large audience.  The SkyMall Business, excluding SkyMall Ventures, LLC, generated revenue of approximately $33.7 million in 2013 and $15.8 million for the nine months ended September 28, 2014.

2          The Bosnian Sub has not filed a bankruptcy petition, and it is not a subject of these bankruptcy proceedings.

Sale Of Ownership Interests In SkyMall Ventures;
Continuing Transition Support Services

14. Ventures was a wholly-owned subsidiary of SkyMall, and operated a loyalty business as a provider of merchandise, gift cards and rewards programs for program members in various corporate and other loyalty programs throughout the United States.  On September 9, 2014, SkyMall sold 100% of the outstanding membership interests of Ventures to Connexions Loyalty, Inc. (“Connexions”), pursuant to a Membership Interest Purchase Agreement dated as of the same date (the “MIPA”) (the “Ventures Sale”).3  The MIPA contains customary representations, warranties and indemnities.
15. In connection with the Ventures Sale, SkyMall also entered into a Transition Services Agreement with Connexions, dated September 8, 2014 (the “TSA”), pursuant to which SkyMall provides a broad range of services to Connexions to support Connexions’ operation of the acquired Ventures business.  The services provided by SkyMall under the TSA include gift card fulfillment, contact center support, telecommunications, information technology, marketing and catalog creation, facilities and accounting and finance (the portion of SkyMall’s business devoted to compliance with the TSA will be referred to herein as, the “TSA Support Operations”).  The term of the TSA is up to 18 months.  Connexions pays a fee to SkyMall under the TSA.

3          The cash purchase price of the SkyMall Ventures Sale was $24,000,000.  Of this amount, $1,800,000 was placed into an escrow to secure payment of potential indemnity claims of Connexions that may arise against SkyMall.  Xhibit also entered into a Limited Guarantee in favor of Connexions guaranteeing potential indemnity obligations of SkyMall under the MIPA.  Approximately $15.2 million of the sale proceeds was used to repay the outstanding balance of Xhibit’s secured credit facility, which was subsequently terminated.  The balance of the sales price was used for other general corporate purposes, including payment of transaction expenses and outstanding payables.  Under the MIPA, and in addition to the escrow funds, SkyMall has a right to receive a potential future payment of up to $3,900,000 in cash based upon a formula related to the operating profit of Ventures during the 12 months following the closing of the SkyMall Ventures Sale.  The actual amount, if any, that may eventually be payable to SkyMall under this provision is not currently determinable.

16. Prior to January 16, 2014, SkyMall employed approximately 150 employees, 148 of which were based at SkyMall’s headquarters and office and operations complex in Phoenix, Arizona and two of whom were buyers who worked from their home offices in Chicago, Illinois.

The Other Businesses Owned By Xhibit

17. The Xhibit subsidiaries other than the SkyMall Companies (Interactive and its subsidiaries and FlyReply) operated various online and e-commerce related advertising, lead generation, and marketing networks which were designed to support advertising campaigns and programs for a broad base of advertisers and advertising agency customers.  These businesses were not successful, and between June 2013 and June 2014, Xhibit terminated or suspended the business operations of all of its subsidiary companies other than the SkyMall Companies.  None of the Xhibit subsidiaries other than the SkyMall Companies had any employees, and none was conducting business operations, as of the Petition Date.

Events Leading To Bankruptcy Filing

18. As discussed above, all of the operations of the Xhibit subsidiaries other than those of the SkyMall Companies had been terminated or suspended by June 2014.
19. In recent years, SkyMall’s business operations have faced increasing pressure.  Many factors contributed to the financial and operational difficulties confronting SkyMall, including the following:

• Rapidly Evolving and Highly Competitive Retail Industry.  The direct marketing retail industry is crowded, rapidly evolving and intensely competitive.  Because SkyMall historically did not narrowly tailor its product offerings, SkyMall faced well-established competitors in every market vertical, as well as competition from significant, broad-based e-commerce providers, such as Amazon.com and eBay.com.  Barriers to entry to the market are minimal, and current and new competitors can launch new websites quickly and at a relatively low cost.  Many of SkyMall’s competitors have greater, or vastly greater, resources, longer histories, more customers, and higher brand recognition.  These competitors have often secured better terms from vendors, adopted more aggressive pricing, and devoted more resources to technology, infrastructure, fulfillment, and marketing.

• Technology And Business Changes Affecting In-Flight Catalog Operations.  Historically, the SkyMall catalog was the sole in-flight option for potential purchasers of products to review while traveling.  With the increased use of electronic devices on planes, fewer people browsed the SkyMall in-flight catalog.  The substantial increase in the number of air carriers which provide internet access, and the U.S. Federal Aviation Administration’s recent decision to allow the use of electronic devices during take-off and landing, resulted in additional competition from e-commerce retailers and additional competition for the attention of passengers, all of which further negatively impacted SkyMall’s catalog sales.  These technology changes, and the costs incurred by airlines in carrying a printed SkyMall catalog, have also made the traditional in-flight SkyMall catalog increasingly unattractive to the airlines.  On August 29, 2014, Delta Air Lines, Inc. terminated its contract with SkyMall effective November 30, 2014, and on December 10, 2014, Southwest Airlines Co. notified SkyMall that it would no longer carry the SkyMall catalog effective April 1, 2015.

• Product Price.  Demand for products offered in SkyMall’s catalog is generally highly sensitive to price.  SkyMall’s pricing strategies have had a significant impact on its net sales and net income.  SkyMall often offered discounted prices as a means of attracting customers and encouraging repeat purchases.  Such offers and discounts reduced SkyMall’s margins and operating income.

• Discretionary Spending Decreases. A substantial portion of the products and services SkyMall offers are products or services that consumers may view as discretionary items rather than necessities.  The difficult macro-economic conditions, particularly high levels of unemployment, which have impacted SkyMall customers’ ability to obtain consumer credit, have negatively impacted sales.

• Third Party Vendors and Suppliers.  SkyMall depends on various third-party vendors to supply products.  As a result of, among other things, Xhibit financial statements filed with the SEC, an increasing number of SkyMall vendors have reduced SkyMall’s credit limits and/or refused to ship product without prepayment of the merchandise cost.  These factors have negatively impacted sales and increased SkyMall’s need for working capital.
20. In light of the changing business environment and increasing business difficulties it confronted, SkyMall determined that its traditional in-flight catalog model was no longer viable or sustainable.  Accordingly, beginning in early 2014, SkyMall attempted to implement a strategy to reduce its dependence on its in-flight catalog business and to reposition SkyMall as a direct retailer in the e-commerce space.  It is unknown whether full implementation of this strategy would have been successful; SkyMall was unable to implement its new business strategy because of the operational and liquidity challenges discussed below.
21. In recent years, SkyMall incurred substantial and increasing operating losses and has faced liquidity issues.  In the latter part of 2014, SkyMall faced increasing difficulties staying current on payments owed to airlines, vendors, and other suppliers, further impairing its ability to continue operations.  By the end of December 2014, SkyMall confronted a severe liquidity crisis and faced the possibility that it would not be able to continue to pay employees, or otherwise sustain operations with its remaining cash reserves, absent access to additional working capital.
22. SkyMall attempted throughout the fourth quarter of 2014 to obtain additional operating capital.  SkyMall explored various financing alternatives for both near-term and for longer term financing, including asset-based loans, nontraditional debt financing, and the issuance of new equity or equity-linked debt instruments.  SkyMall was unable to attract the necessary working capital on terms or in amounts sufficient to meaningfully address its liquidity needs.

Retention of Investment Bank;
Prepetition Termination of Certain Operations

23. On January 9, 2015, the Debtors’ retained the investment banking firm of CohnReznick Capital Market Securities, LLC (“CRCMS”) to explore and pursue a possible sale or other strategic options for the Debtors.  SkyMall is attempting to sustain its scaled-down business operations and maintain itself as a going concern during the contemplated sale process.
24. As a result of the financial difficulties discussed above, on January 16, 2015, SkyMall suspended its retail catalog business operations, and laid-off 47 of its employees, the majority of whom were employed in SkyMall’s call center.
25. In conjunction with these efforts, and to maintain stability in the TSA Support Operations while permanent transition of such operations is pursued, Xhbit/SkyMall and Connexions agreed, among other things, that: (i) an aggregate of $280,000 of the funds held in escrow pursuant to the MIPA (see note 3 above) would be released to SkyMall; (ii) SkyMall would not lay-off or terminate employment of certain of the employees supporting the TSA Support Operations before February 13, 2015; and (iii) with regard to six IT employees (the “Specified IT Employees”) who support both the TSA Support Operations and SkyMall’s other operations, Connexions would have the opportunity to offer employment to these persons and, to the extent the employment offers were accepted, to hire such persons, after which Connexions would make them available to perform certain continuing services for SkyMall at an agreed hourly rate.  All six the Specified IT Employees accepted Connexions’ offer of employment prepetition.

Debt Structure

26. Most of the assets held by SkyMall and the other Debtors are unencumbered.  Other than the funds held in escrow under the MIPA (see note 3 above), which secure potential indemnity claims of Connexions, certain security deposits that have been provided by SkyMall to various parties, and certain specific equipment, the Debtors do not believe that their cash or other assets are subject to valid security interests or liens.

27. The majority of the Debtors’ creditors consist of suppliers, vendors, contract parties, and employees who assert various unsecured claims.  The Debtors estimate that aggregate creditor claims against the Debtors are approximately $12 million.

The Bankruptcy Cases

28. The Debtors have filed these bankruptcy cases in an effort to preserve their assets to the greatest extent possible while the Debtors seek to achieve a sale of their assets and complete an orderly wind-down of their affairs.
29. CRCMS believes that SkyMall’s assets are likely to be substantially more valuable if they can be marketed and sold as a going concern.  Accordingly, the Debtors are attempting to sustain their scaled-down business operations as a going concern during the contemplated sale process.
30. The sale process proposed by the Debtors contemplates that the marketing of SkyMall’s assets will begin immediately; that an auction will be held on or about March 24, 2015; and that any sale(s) of SkyMall’s assets will close in April of 2015.
31. An expeditious sale process is very important.  Based on the cash reserves SkyMall has as of the Petition Date and the Debtors’ projection of the likely business and revenue performance of the scaled-down SkyMall business operations, the Debtors believe that they can maintain the SkyMall business operation during the contemplated marketing and sale process.  However, because of the substantial risks and uncertainties regarding continued business operations, it is critical that the marketing and sale process is completed within the contemplated timeframe.
32. The Debtors will be monitoring SkyMall’s continuing business operations and financial performance closely.  If it appears at any point during the marketing and sale process that continued operation of the scaled-down SkyMall business operations is no longer feasible, the Debtors will take the steps necessary to terminate remaining operations.

33. The Debtors propose that the marketing and sale process will go forward even if the Debtors are not able to continue the SkyMall business as a going concern through the scheduled sale.

Sale Motion

34. One of the First Day Pleadings filed by the Debtors is the Motion For Orders (I) Authorizing Bidding Procedures And Auction, (II) Scheduling Sale Hearing And Approving Notice Thereof, (III) Authorizing Sale Of Assets, And (IV) Granting Related Relief (the “Sale Motion”).
35. Through the Sale Motion and for the reasons discussed above in my Declaration, the Debtors seek authority to market and sell substantially all assets of SkyMall (collectively, the “Subject Assets”) through an auction process.  The Subject Assets include, without limitation, SkyMall’s (i) intellectual property, (ii) furniture, fixtures and equipment, (iii) inventory, (iv) customer lists, (v) accounts receivable, (vi) interests under contracts and unexpired leases, (vii) interests in real estate and fixtures, and (viii) other assets comprising SkyMall’s going concern business.  The Subject Assets will not include, however, the following excluded assets (collectively, the “Excluded Assets”): (i) cash, security deposits, or other cash equivalents; (ii) avoidance actions pursuant to Bankruptcy Code §§ 544, 545, 547, 548, 549, and 553(b) and any proceeds therefrom; and (iii) certain other estate claims and causes of action.
36. The Debtors intend, with the assistance of CRCMS, to market the opportunity to purchase the Subject Assets as widely as possible.
37. Among other things, the Debtors request in the Sale Motion that the Court enter a Sale Procedures Order in the form attached to the Sale Motion.  The Sale Procedures Order approves sale procedures for the auction sale, schedules a hearing on the Sale Motion after the auction is concluded, and grants related relief.

38. There is a privacy policy included on the SkyMall webpage, at www.skymall.com.  The privacy policy does not include an express prohibition on the transfer of personally identifiable information.

Employment Applications

39. To assist the Debtors in their bankruptcy efforts, the Debtors have retained qualified and experienced restructuring and bankruptcy counsel—Quarles & Brady, LLP (the “Quarles Firm”), and a qualified and experienced third-party investment banker—CRCMS.
40. The Debtors require the immediate and continuing assistance of the Quarles Firm and CRCMS in order to expeditiously prosecute these bankruptcy cases and maximize recovery to unsecured creditors.
41. As such, two of the First Day Pleadings filed by the Debtors are the “Emergency Application For Entry Of An Order Under 11 U.S.C. § 327(a) Authorizing The Retention Of Quarles & Brady LLP As Bankruptcy and Restructuring Counsel” (the “Q&B Application”) and the “Emergency Application For Entry Of An Order Under 11 U.S.C. §§ 327 and 328 Authorizing The Retention Of CohnReznick Capital Market Securities, LLC As Investment Banker” (the “CRCMS Application”).
42. The Debtors fully support and ask the Court to approve the Q&B Application and the CRCMS Application.

Cash Management Motion

43. One of the First Day Pleadings filed by the Debtors is the Motion for Interim and Final Orders Under 11 U.S.C. §§ 105(a), 345 and 363:  (A) Authorizing Maintenance and Use of Debtors’ Existing Bank Accounts, Cash Management System, Credit Card Processing System, and Business Forms; and (B) Waiving Investment and Deposit Requirements (the “Cash Management Motion”).

44. Through the Cash Management Motion, the Debtors seek entry of interim and final orders under 11 U.S.C. §§ 105(a), 345 and 363 authorizing the continued maintenance and use of the Debtors’ existing bank accounts, cash management system, credit card processing system, and business forms, and waiving certain investment and deposit requirements.
45. In the ordinary course of business, the Debtors utilize a centralized cash management system designed to efficiently collect, transfer and disburse funds generated through the Debtors’ business operations and to accurately record such collections, transfers and disbursements as they are made (together with the Credit Card Processing System (defined below), the “Cash Management System”).  A diagram summary of the Debtors’ Cash Management System is attached as Exhibit A to the Cash Management Motion.
46. The Cash Management System consists of eleven (11) FDIC-insured bank accounts (collectively, the “Accounts”).  As set forth on Exhibit A to the Cash Management Motion, check deposits generated from the Debtors’ business are deposited in to Account # xxx-xx3-297 (the “SkyMall Sweep Account”).  Credit card receivables generated from the Debtors’ business are deposited into Account # xxx-xx7-959 (the “SkyMall Credit Card Depository Account”).  Nearly all of the Debtors’ revenue flows through the SkyMall Sweep Account and the SkyMall Credit Card Depository Account.
47. At the end of every day, all funds held in the SkyMall Sweep Account and the SkyMall Credit Card Depository Account are automatically swept into Account # xxx-xx6-910 (the “SkyMall Concentration Account”).
48. Account # xxx-xx6-979 and Account # xxx-xx6-968 (together, the “SkyMall Payroll Accounts”) are payroll accounts that automatically or manually draw from the SkyMall Concentration Account as funds are needed to meet payroll obligations.  Account # xxx-xx2-968 (the “SkyMall Flex Account”) holds funds generated for employee benefits related to the flexible spending account.

49. The Debtors maintain several Accounts, labeled the “Xhibit Depository Accounts” on Exhibit A to the Cash Management Motion, that are largely inactive.  The Xhibit Depository Accounts are automatically swept nightly into the SkyMall Concentration Account.
50. The Debtors also maintain a merchant account at U.S. Bank, N.A. under Account # x-xxx-xxxx-0904 (the “U.S. Bank Account”) related to the former business of Xhibit Interactive, LLC.  The U.S. Bank Account collects refunds of deposits from credit card companies in accordance with a set schedule.
51. With the exception of the U.S. Bank Account, all Accounts are maintained at JP Morgan Chase Bank, N.A. (“Chase Bank”, together with U.S. Bank, N.A., the “Depository Banks”).  A schedule of the Accounts and their approximate balances on or about the Petition Date is attached to the Cash Management Motion as Exhibit B.
52. In the ordinary course of business, the Debtors maintain a credit card processing system in accordance with SkyMall’s Select Merchant Payment Instrument Processing Agreement (“Credit Card Processing Agreement”) by and among SkyMall, Chase Bank, and Paymentech, LLC (“Paymentech”).  In accordance with the Credit Card Processing Agreement, the general procedure for SkyMall’s credit card processing system (the “Credit Card Processing System”) is as follows: SkyMall’s customers place orders through Skymall.com or, prior to the Petition Date, SkyMall’s call center; the customers’ cards are approved or declined by Paymentech (not SkyMall); once Paymentech approves a customer’s credit card, the order is sent to the applicable vendor to be fulfilled; the vendor notifies SkyMall once the order is fulfilled; SkyMall then places the order in “fulfilled” status and the credit card information is sent to Paymentech for processing; Paymentech processes the payment and then deposits payment into the SkyMall Credit Card Depository Account (less processing and interchange fees, declined charges, and charge-backs).
53. Paymentech (as well as Discover and American Express) deducts certain processing and interchange fees, among other typical charges, from each transaction in accordance with the Credit Card Processing Agreement (such fees and charges may be referred to herein as the “Credit Card Processing Fees”), and then remits the balance to the SkyMall Credit Card Depository Account.

54. The Cash Management System and the Credit Card Processing System are integral to the Debtors’ business.  The vast majority of SkyMall orders are paid through the Credit Card Processing System.  Maintaining the integrity of the Cash Management System and the Credit Card Processing System post-petition and without interruption is essential to avoid irreparable harm.  The Accounts comprise a part of an established Cash Management System and Credit Card Processing System that the Debtors need in order to ensure smooth collections and disbursements in the ordinary course of SkyMall’s business.
55. The Cash Management System and the Credit Card Processing System provides significant benefits to the Debtors, including the ability to: (a) receive credit card payments, which constitutes the majority of the Debtors’ revenue; (b) control and centrally manage funds; (c) ensure the availability of funds when necessary; and (d) reduce administrative costs by facilitating the movement of funds and the development of more timely and accurate balance and presentment information.  The operation of the Debtors’ business requires that the Cash Management System and the Credit Card Processing Systems continue.
56. In the ordinary course of business, the Debtors maintain detailed records of all such items and tracks and can account for the movement of funds into and out of the Accounts.  Specifically, the Debtors use a general ledger system, Excel spreadsheets, and Epicor accounting software to account for its Cash Management System.  The Debtors will continue to maintain detailed records reflecting all transfers of funds.
57. In the ordinary course of business, the Debtors use numerous business forms (the “Business Forms”) including, among other things, checks, letterhead, invoices, business cards and the like.  Because of the nature and scope of the Debtors’ business operations, it is necessary that the Debtors be permitted to continue to use existing Business Forms without alteration or change.  Changing the Business Forms would be unduly expensive and burdensome to the Debtors’ estates, disruptive to the Debtors’ business operations and would not confer any benefit on those dealing with the Debtors.

Insurance Motion

58. One of the First Day Pleadings filed by the Debtors is the Motion for Interim and Final Orders Authorizing the Debtors to (A) Continue Prepetition Insurance Coverage, (B) Maintain Premium Financing Agreements and (C) Otherwise Honor Prepetition Obligations Related Thereto (the “Insurance Motion”).
59. Through the Insurance Motion, the Debtors seek entry of interim and final orders authorizing, but not directing, the Debtors to (a) continue to maintain and administer their prepetition insurance policies and revise, extend, renew, supplement or replace such policies through an insurance broker, (b) pay or honor prepetition obligations outstanding on account of the Debtors’ insurance policies related thereto, if any, and (c) revise, extend, renew, supplement or replace premium financing agreements in the ordinary course of business and consistent with past practice.
60. In the ordinary course of the Debtors’ business, the Debtors maintain a number of insurance policies that provide coverage for, among other things, commercial liability, property damage, directors and officers liability, and workers compensation (collectively, the “Policies”). A schedule of the relevant current Policies, terms of coverage, and insurance premium amounts is attached as Exhibit A to the Insurance Motion.4  Installment payments owed on certain of the Debtors’ insurance premiums for the Policies (the “Premiums”) will become due and owing in the coming months, in accordance with previously agreed upon premium payment schedules.  Specifically, the Premiums for the policies labeled on Exhibit A to the Insurance Motion as “Package”, “Automobile”, “Workers’ Compensation”, and “Umbrella” are due around the first of each month.  Premiums for the policies subject to the Financing Agreement (defined below) are due on or around the 17th of each month. The Debtors request authority to pay premiums in the ordinary course of their businesses, including premiums that may become due post-petition but may constitute prepetition claims for coverage prior to the Petition Date.

 4            The Debtors also have additional policies that are not relevant to this Motion because the premiums have already been paid and the Debtors do not anticipate renewing such policies.

61. Additionally, certain of the Policies will be due for renewal in the coming months. Although the Debtors are not obligated to renew such Policies, the Policies nevertheless are essential to the preservation of the value of the Debtors’ business, property and assets.  Moreover, in many cases, the coverage provided under the Policies is required by various laws and contracts that govern the Debtors’ commercial activities and, as such, are necessary to the continuation and preservation of the Debtors’ businesses.
62. The Debtors historically have employed third parties to assist them with certain insurance services, including procurement and negotiation of the Policies as well as administration and management related to certain insurance claims.  The Debtors have historically employed Aon Risk Insurance Services West, Inc. (the “Brokers”) to provide risk management advice and assist with the procurement, placement and negotiation of the Policies and insurance premium financing arrangements.  By leveraging the expertise and experience of the Brokers, the Debtors are able to obtain insurance coverage necessary to operate their business in a reasonable and prudent manner and to realize savings in the procurement of the Policies and the financing thereof.  Commissions earned by the Brokers for their services related to the Policies are factored into the amounts owed on the Premiums.
63. It is not always economically or fiscally advantageous for the Debtors to pay the Premiums on a lump-sum basis.  Accordingly, in the ordinary course of the Debtors’ business, the Debtors finance certain Premiums generally over a period of 10 months.  More specifically, the Debtors finance the premium payments due on certain Policies for directors and officers liability pursuant to an agreement (the “Financing Agreement”) with First Insurance Funding Corp. (“First Insurance”).  A copy of the Financing Agreement is attached to the Insurance Motion as Exhibit B.

64. Pursuant to the Financing Agreement, the Debtors finance Premiums associated with the Policies (collectively, the “Financed Policies”) offered by (i) National Union Fire Insurance Company of Pittsburg, PA, (ii) Chubb Group of Insurance, (iii) CNA Insurance Companies, (iv) Endurance American Insurance Company, and (v) AIG Specialty Insurance.  Prior to the Petition Date, the Debtors paid $287,161.20 in cash to First Insurance and financed the remaining Premium amounts of $437,200.80.  Thereafter, the Debtors agreed to pay ten (10) installment payments of $44,675.51 each, including a total charge of $446,755.10, which includes an annual interest rate of 4.74%.
65. To secure such payment obligations, the Debtors assigned to First Insurance a security interest in return premiums, dividend payments and certain loss payments with respect to the covered Policies.  Specifically, under the terms of the Financing Agreement, First Insurance has a right to cancel the financed Policies if the Debtors do not make a payment when due, or are otherwise in default under the Financing Agreement.  Moreover, in such an event, First Insurance could seek relief from the automatic stay to cancel the Policies and collect any unearned Premiums, which the Debtors may be compelled to defend.  If relief from the automatic stay were granted, the Debtors would then be required to obtain replacement insurance on an expedited basis and at a significant cost to their estates.  Any cancellation or suspension of the Policies would also place the Debtors’ enterprise at risk, particularly given that the Debtors’ Bankruptcy Cases may be subject to mandatory conversion or dismissal for the failure to maintain appropriate insurance coverage.  If the Debtors were required to obtain replacement insurance and pay a lump-sum for the Policies and/or the Financing Agreement in advance, this payment may be greater than what the Debtors currently pay.  Even if these insurers were not permitted to terminate their respective Policies, any interruption of payment would have a severe, adverse effect on the Debtors’ ability to finance premiums for future policies.

66. The Financing Agreement is set to expire in April 2015, at which time the Debtors may need to renew or replace their insurance under any applicable premium financing agreement.
67. The Debtors are not aware of any finance company that will provide insurance premium financing to the Debtors on an unsecured basis.
68. The failure to maintain the Policies and the Financing Agreement and to honor the insurance obligations related thereto would cause immediate and irreparable harm to the Debtors.

Wage Motion

69. One of the First Day Pleadings filed by the Debtors is the Motion For An Order Under 11 U.S.C §§ 105, 363, and 507 Authorizing Debtors to Continue To Pay Prepetition Wages, Compensation And Honor Employee Benefit Plans And Programs (the “Wage Motion”).
70. Through the Wage Motion, the Debtors ask the Court to authorize the Debtors to (1) pay accrued, unpaid, pre-petition payroll obligations, and (2) continue to pay or honor certain amounts coming due (including accrued prepetition amounts) under the Debtors’ employee benefit plans and programs in effect immediately prior to filing these Bankruptcy Cases, as more specifically set forth in the Wage Motion.
71. All employees are employees of SkyMall.  The other Debtors do not have employees.  Unless otherwise specified, all references to employees in this Declaration will be to employees of SkyMall.
72. As discussed above, on January 16, 2015, SkyMall suspended its retail catalog operations and terminated 47 employees, the bulk of whom were employed in SkyMall’s call center (the “Terminated Employees”).  The Terminated Employees each received pay for earned wages, including accrued paid time off (“PTO”) in accordance with SkyMall’s ordinary operating procedures and applicable law.  The final wages and PTO were paid in the form a physical check to be drawn on the SkyMall Payroll Accounts (the “Final Paychecks”).  None of the Final Paychecks exceeds the amount of $12,475 for any Terminated Employee.  Most of the Final Paychecks were drawn on the SkyMall Payroll Accounts prepetition; however, some of the Final Paychecks may not have cleared the SkyMall Payroll Accounts prior to commencement of these Bankruptcy Cases.

73. The Debtors are continuing SkyMall’s other business operations, which include its online retail business and the TSA Support Operations.  SkyMall is continuing these remaining business operations while it explores its strategic options, including an orderly transition of the TSA Support Operations and a potential going concern sale of its operating and other assets.  SkyMall’s ability to maintain these business operations is dependent on its ability to retain its existing employee base.
74. Upon leaving their employment with SkyMall, each of the Specified IT Employees received pay for earned wages, including PTO, in accordance with SkyMall’s ordinary operating procedures.  A list of the Specified IT Employees and the amount paid to each of the Specified IT Employees upon leaving employment with SkyMall (the “Final IT Employee Payments”) is attached to the Wage Motion as Exhibit A.  Some of the Final IT Employee Payments may not have cleared the SkyMall Payroll Accounts prior to the Petition Date.
75. On January 20, 2015, and in accordance with its normal policies and procedures, SkyMall issued commission checks to certain sales employees, some of which were Terminated Employees (the “Commission Checks”).  None of the Commission Checks exceeds the amount of $12,475 for any individual  employee.  Some of the Commission Checks may not have cleared the SkyMall Payroll Accounts prior to the Petition Date.
76. As of the Petition Date, SkyMall has approximately eighty-seven (87) employees.  Fifty-three (53)—or 61%—of SkyMall’s employees are primarily involved in the TSA Support Operations.  Twenty (20)—or 23%—of SkyMall’s employees spend approximately half of their time in the TSA Support Operations; the other half of their time is spent in SkyMall’s online retail business operations.  Fourteen (14)—or 16%—of SkyMall’s employees are primarily involved in SkyMall’s online retail business.

77. There are no employment agreements with any employees.
78. SkyMall’s payroll periods end every other Friday (each a “Payroll Period”).  Wages and benefits are paid in arrears.  The last Payroll Period ended on January 16, 2015.  The next Payroll Period will end on January 30, 2015.
79. As of the Petition Date, there are accrued payroll obligations for the partial prepetition Payroll Period between January 17, 2015, and January 21, 2015 (the “Prepetition Stub Payroll Period”).  The total aggregate amount of wages and benefits due to employees during the Prepetition Stub Payroll Period totals $80,216.68 (the “Stub Wages”).  A categorized summary of the Stub Wages which the Debtors are seeking approval to pay or fund by the Wage Motion is set forth in Exhibit B thereto.  As confirmed in Exhibit B, the amount to be paid to each employee does not exceed $12,475 as to any one employee, so each wage claim of each employee is a priority claim provided in 11 U.S.C. § 507(a)(4).  Two employees listed and highlighted on Exhibit B—Scott Wiley and Theresa McMullan—may qualify as insiders of one or more of the Debtors.
80. The payroll obligations include the employees’ gross hourly wages or salaries, payroll withholding taxes, and other withholding obligations (the “Withholding Obligations”).  To pay the Withholding Obligations, SkyMall transmits the amounts owed for payroll to SkyMall’s payroll company, Paychex (“Paychex”).  Paychex is responsible for remittance of the Withholding Obligations and: (i) remittance of appropriate amounts to various federal and state taxing agencies for federal and state payroll taxes, Social Security, and Medicare; (ii) remittance of withheld amounts to the 403(b) plan administrator or to others for whose benefit the Withholding Obligation is withheld;5 and (iii) issuance of paychecks or ACH transactions containing each employee’s net payroll funds to each employee.  Once the funds are transferred from SkyMall to Paychex (which is accomplished by a draw upon the SkyMall Payroll Accounts by Paychex), such funds are no longer property of SkyMall’s estate.  Therefore, any pre-petition paychecks that have not cleared SkyMall’s bank accounts as of the Petition Date are not implicated by the Bankruptcy Cases because the funds necessary to pay those payroll checks are not property of SkyMall or the other Debtors.

81. SkyMall provides certain benefits to the employees.  The Debtors desire to keep these benefits in place after the Petition Date, in the ordinary course of SkyMall’s business and to honor payment for any such benefits which accrued pre-petition and which are paid by SkyMall.  Collectively, all such benefits are referred to herein as the “Employee Benefits”.
82. The first category of benefits recurs regularly. These are on-going benefit programs that include medical insurance, dental insurance, vision insurance, term life and accidental death and dismemberment insurance, long-term disability insurance, workers’ compensation insurance, 401(k) plan (with no employer contributions), and flexible spending accounts.  The Debtors request the Court allow SkyMall to continue such employee benefit programs as they are currently in effect and authorize SkyMall to pay any pre-petition amounts funded by SkyMall to keep the benefit programs in effect.
83. All full-time regular and part-time regular employees are eligible for PTO accrual.  Full-time regular employees accrue PTO on a bi-weekly basis, based on years of service, in accordance with the following schedule: (A) Year 1, 2, and 3—full time regular employees accrue up to 120 hours per year to a maximum of 120 hours; (B) Year 4, 5, and 6—full-time regular employees accrue up to 160 hours per year to a maximum of 160 hours; and (C) Year 7 and above—full-time regular employees accrue 200 hours per year to a maximum of 200 hours.  Part-time regular employees accrue PTO at one-half the rate of full-time regular employees. Maximum accruals for part-time regular employees also are at one-half the full-time rate.  Upon termination, employees are entitled to a cash-out payment of their accrued PTO.

 5            For example, if there are child support obligations that are withheld from an employee’s wages, those amounts are withheld and remitted by Paychex to the appropriate person or agency.

84. Under certain circumstances, full-time regular employees who have signed an acceptable release will be paid a severance if they are terminated solely because of a reduction in workforce, elimination of their job or position, or department restructuring.  For employees hired prior to September 1, 2013, severance pay is calculated as two weeks of pay for each completed year of service with a maximum amount of severance of 52 weeks. An employee with less than one year of service will be paid a severance amount equal to two weeks of pay.
85. For employees hired after September 1, 2013, severance pay is calculated as two weeks of pay for each completed year of service with a maximum amount of severance of 12 weeks.  An employee with less than one year of service will be paid a severance amount equal to two weeks of pay.
86. Severance pay may be paid in a lump-sum or installments in accordance with the terms of a severance and release agreement.  No severance allowance will be paid when termination results from the sale SkyMall, or all or part of SkyMall’s assets, and the employee is offered continued employment with the purchaser or successor company.
87. Employees who resign from their positions or are discharged for reasons other than those stated above are not entitled to severance pay.  No employees or beneficiaries have any vested right to severance.  SkyMall retains the right to modify, suspend or terminate a severance allowance to any employee at any time and for any reason with or without prior notice to the employee.
88. On November 17, 2014, a bonus plan was established for two non-insider employees—Sandra Machado and Julie Banks (collectively, the “Non-Insider Bonuses”).

89. In accordance with her bonus package, Ms. Machado receives a $3,000 bonus if she does all of the following: (i) continues to process all employee payroll changes, additions and terminations; (ii) continues to process the bi-weekly payroll; and (iii) completes the 2015 benefits open enrollment process.  The bonus is only available to Ms. Machado if she is still employed on January 31, 2015.  The bonus is scheduled to be paid on February 2, 2015, pending completion of the benchmarks and Court approval.
90. In accordance with her bonus package, Ms. Banks is eligible to receive a $5,000 bonus if she does all of the following: (i) completes the November 2014 accounting close; (ii) completes the December 2014 accounting close; and (iii) launches NetSuite6 as planned in January 2015.  The bonus is only available to Ms. Banks if she is still employed on January 31, 2015.  The bonus is scheduled to be paid on February 2, 2015, pending completion of the benchmarks and Court approval.
91. The services to be performed by Ms. Machado and Ms. Banks are essential to SkyMall’s operations, as is their continued employment.  Without the services of Ms. Machado and Ms. Banks, SkyMall’s operations would suffer.
92. Ms. Machado and Ms. Banks are not insiders nor do they have any control over the decision of SkyMall or the Debtors to offer or pay their bonuses.  The bonuses are appropriate and necessary performance incentives for these two key employees to continue to provide critical services in a distressed environment.
93. The relief requested in the Wage Motion is sought on an emergency basis because, among other things, the employees are essential to SkyMall’s ability to continue as a going concern in these Bankruptcy Cases.  If employees are not paid for pre-Petition Date wages they have accumulated, the employees’ ability to pay their day-to-day living expenses and other bills would be disrupted, and the employees would likely quit or be forced to seek other employment.  The employees are essential to the Debtors’ ability to continue SkyMall’s operations, and the employees are being asked to continue their services in a highly distressed and unpredictable environment.  Therefore, the Debtors request the emergency relief in the Wage Motion so as not to interrupt the employees’ ability to be paid the pre-petition wages and paid the post-petition benefits they have earned.

 6            NetSuite is a business management software platform that integrates customer relationship management and accounting software.

94. The Court should also authorize the Debtors to honor any of the Final Paychecks, the Final IT Employee Payments, and Commission Checks that have not clear the SkyMall Payroll Accounts prior to the Petition Date.
95. The Withholding Obligations discussed in the Wage Motion represent employee earnings that governments (in the case of taxes), and employees (in the case of voluntarily withheld amounts) have designated for deduction from employees’ paychecks.  Failure to remit these amounts could result in hardship to the employees, and, in the case of withholding taxes, such amounts may not constitute estate property.
96. The current employee workforce is vital to the continued operation of SkyMall’s business during these Bankruptcy Cases.  Authorization to pay the amounts requested herein in the ordinary course of business is necessary to maintain morale and to prevent employees from suffering extreme personal hardship from quitting their employment or from seeking other employment.
97. Authorization should also be given to honor any Final Paychecks, Commission Checks, or Final IT Employee Payments that had not cleared prior to the Petition Date.   The amounts of the Final Paychecks and the Commission Checks do not exceed $12,475, and therefore are generally entitled to priority under Bankruptcy Code § 507(a)(4) and (a)(5).  Honoring Final IT Employee Payments is critical because the Specified IT Employees will continue to provide essential IT services to SkyMall post-petition on an hourly rate basis.

98. The Wage Motion is filed on an emergency basis because immediate relief is necessary to avoid immediate and irreparable harm.

Utilities Motion

99. One of the First Day Pleadings filed by the Debtors is the Motion for Entry of Interim and Final Orders Under 11 U.S.C. § 366 Determining Adequate Assurance of Payment for Future Utility Services and Establishing Determination and Objection Procedures (the “Utility Motion”).
100. Through the Utility Motion, the Debtors seek entry of an interim order and a final order under §§ 105(a) and 366, determining adequate assurance of payment for future utility services and establishing determination and objection procedures.
101. As of the Petition Date, the utility providers (the “Utility Providers”) identified on Schedule 1 to the Utility Motion provided services crucial to the Debtors’ operations which might be characterized as utility services.
102. As of the Petition Date, the Debtors were not delinquent on any of their prepetition obligations to any Utility Providers who supply services to the Debtors.
103. None of the Utility Providers are holding a deposit from the Debtors.
104. As discussed above, the Debtors do not have surplus cash and it will be a hardship if it is required to post a substantial deposit to the Utility Providers.
105. The Utility Motion is brought on an emergency basis to avoid irreparable harm because interruption of the Debtors’ utility services would result in an immediate disruption to the Debtors’ operations and irreparable harm to the Debtors’ estate through (among other things) the potential loss of business, damage to the Debtors’ property, and endangerment to the Debtors’ employees.

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If called to testify, I would testify as I have stated in this declaration.
DATED this 22 day of January, 2015.

/s/ Scott Wiley
SCOTT WILEY